ACQUISITION PURSUANT TO RULE 10F-3


Fund Name:
FBR Small Cap Financial

Item #
Criteria
Response
1
Date of Purchase
12/16/2002
2
Amount of purchase
50,000 shares
3
Purchase price
$24.00
4
Issuer
Peoples Bancorp Inc (PEBO)
5
Security type
Common Stock
6
Offering
Secondary
7
Offering price
$24.00
8
Total offering
1,440,000 shares
9
Underwriting spread
$0.93 per share
10
Years of operations
5+ years
11
% of offering purchased by


    Fund
3.472%

    Affiliated funds
N/A
12
% of Fund Assets
0.346%
13
Underwriter from whom purchased
Sandler O'Neill & Partners, LP
14
Members of underwriting syndicate
FBR, First Tn, Howe Barnes, McDonald, McKeegan,
Park Hunt, Putnam, RBC, Steiffel, Sweeney-
Cartwright
15
Investment manager or co-manager
Sander O'Neill
16
Firm commitment underwriting
Yes
17
Registered with SEC?
Yes